EXHIBIT 10.9

August 10, 2011

Brad Knaack
5815 Mitchell St
Sioux City, IA 51111

RE:        Extension of Demand Note, dated April 15, 2011, issued by All Fuels & Energy Company (the “Company”) in favor of Brad Knaack (“Payee”)

Dear Payee:

On April 15, 2011, the Company issued a note in the aggregate principal amount of $5,000, of which $5,000 remains due and payable as of the date hereof (“Principal Amount”), accruing interest at a rate of 10% per annum (“Note”). The Note is due and payable upon demand. Payee hereby represents that Payee has not demanded payment on the Note and the Note is not in default as of the date hereof.

The Company now desires to extend the maturity date of the Note with the full Principal Amount and all accrued and unpaid interest due and payable on September 1, 2012 (the “Extension”), unless converted earlier per the terms of the Note. In consideration for the Extension, the Company agrees to issue Payee 50,000 shares of the Company’s common stock, the receipt and sufficiency of which is hereby acknowledged as sufficient consideration for the extension.

If you have any questions, please don’t hesitate to call me at 515.331.6509.

                                                                                    Very truly yours,

/s/ DEAN E. SUKOWATEY

Dean E. Sukowatey

President All Fuels & Energy Company

AGREED AND ACCEPTED BY PAYEE:

/s/ BRAD KNAACK

Name:Brad Knaack